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                                                                   EXHIBIT 99.1

DATE:      5/28/02

TO:        All Media

FROM:      Standard Management                                          [LOGO]
           10689 N. Pennsylvania Street
           Indianapolis, Indiana 46280

CONTACT:   Gerald R. Hochgesang
           Investor Relations
           Phone: 317-574-5221

                STANDARD MANAGEMENT SIGNS AN AGREEMENT TO SELL
              ITS INTERNATIONAL OPERATIONS TO WINTERTHUR LIFE, A
                        DIVISION OF CREDIT SUISSE GROUP

(INDIANAPOLIS, IN) STANDARD MANAGEMENT CORPORATION ("SMAN"; NASDAQ: SMAN, WWW.SMANCORP.COM) ANNOUNCED TODAY THAT IT HAD SIGNED AN AGREEMENT TO SELL PREMIER LIFE (LUXEMBOURG) S. A. AND THE PORTFOLIO OF PREMIER'S BUSINESS IN BERMUDA ("INTERNATIONAL OPERATIONS" OR "PREMIER LIFE"). THE SALES PRICE IS $27.8 MILLION AND THE AGREEMENT IS SUBJECT TO REGULATORY APPROVALS. THE SALE SHOULD ALLOW STANDARD MANAGEMENT, A DIVERSIFIED FINANCIAL SERVICES HOLDING COMPANY, TO ACCELERATE ITS STRATEGIC INITIATIVES AND FURTHER STRENGTHEN ITS BALANCE SHEET.

"Our primary responsibility, as a financial services holding company, is to seek out undiscovered investment opportunities and to capitalize on them. When we purchased Premier Life in 1993 for $2.6 million, we acquired an international business that we knew little about. Over time, while focusing on unit-linked products for affluent private clients in Europe, Premier Life became a market leader in this area. This transaction ultimately will provide approximately $25 million in cash to SMAN, which translates into approximately $3.30 in cash per share outstanding. Further, we unlock hidden value that has not been fully recognized by the marketplace and reduce risk in the overall corporate structure. By any standard, the Premier Life business has been an outstanding performer for the SMAN shareholder. The timing is right for us to harvest this investment and move forward with other long-term strategic initiatives that we believe should prove beneficial for our shareholders," stated SMAN chairman, President and CEO, Ronald D. Hunter.

The Credit Suisse Group is a leading global financial services company headquartered in Zurich, Switzerland. The Credit Suisse Group, through its division Winterthur Life, currently number 10 in the European life insurance league, offers individual and corporate clients tailor-made local and international life insurance and pension solutions. Winterthur Life and its subsidiaries achieved a premium volume of $10.3 billion in 2001 and reported assets under management of $68 billion as of March 31, 2002.

Standard Management is a financial services holding company headquartered in Indianapolis, Indiana. Information about the company can be obtained by calling the Investor Relations Department at 317-574-5221 or via the Internet at http://www.SMANcorp.com.

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 37A of the Securities Exchange Act of 1934, including statements regarding the company's hopes, beliefs, intentions, or strategies regarding the future. Forward-looking statements include expectation of growth rates, new business, and acquisitions.